Exhibit 99. 6

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I, Ralph E. Faison, hereby consent to be named in the Registration Statement on Form S-4 and, in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of Sungevity Holdings, Inc., a Delaware corporation, and to all references to me in connection therewith. I also consent to the filing of this consent as an exhibit to such Registration Statement.

/s/ Ralph E. Faison
Ralph E. Faison

October 24, 2016